CONSENT OF INDEPENDENT AUDITORS

The Trustees and Shareholders
Evergreen Fixed Income Trust

We consent to the use of our report dated June 8, 2001 for Evergreen Quality Income Fund and Evergreen Diversified Bond Fund, each a portfolio of Evergreen Fixed Income Trust, incorporated herein by reference and to the reference to our firm under the caption "FINANCIAL STATEMENTS AND EXPERTS" in the Prospectus/Proxy Statement.

                                  /s/ KPMG LLP

Boston, Massachusetts
February 4, 2002